Exhibit 99.2

AMD Reports 2015 Fourth Quarter and Annual Results - CFO Commentary
January 19, 2016

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com.
2015 Annual Results Highlights

•	AMD revenue of $3.99 billion, down 28% year-over-year.

•	Gross margin of 27%, down 6 percentage points year-over-year and non-GAAP gross margin of 28%, down 7 percentage points year-over-year.

•	Operating loss of $481 million and non-GAAP operating loss of $253 million, compared to GAAP operating loss of $155 million and non-GAAP operating income of $316 million in 2014.

•
Net loss of $660 million, loss per share of $0.84 and non-GAAP net loss of $419 million, non-GAAP loss per share of $0.54, compared to GAAP net loss of $403 million, loss per share of $0.53 and non-GAAP net income of $132 million, non-GAAP earnings per share of $0.16 in 2014.

2015 Year End Summary
In 2015, we remained focused on stabilizing our Computing and Graphics business, with two consecutive quarters of double-digit percentage revenue improvement in the second half of the year. We continued to diversify our revenue driven largely by strong demand for our semi-custom SoCs, selling a record number of annual units. We made progress on several fronts from a financial perspective, completing our inventory rebalancing effort in the channel while reducing non-GAAP operating expenses by 14 percent from 2014. From a balance sheet perspective, we managed cash well within our target range of $600 million to $1 billion, and exited 2015 with inventory below 2014 levels, despite the weaker PC environment. We reduced interest expense by 10% from the prior year.

We further simplified and focused our business model, honing our investments around the gaming, immersive platforms and the datacenter markets and announcing plans to form a joint venture with Nantong Fujitsu Microelectronics with our world-class assembly and test facilities and employees.
2015 Commentary

AMD 2015 and Q4-15 CFO Commentary	Page 1	January 19, 2016

Revenue was $3.99 billion, down 28% from 2014. Computing and Graphics segment revenue was down 42% from 2014, primarily due to lower client processor sales. Enterprise, Embedded and Semi-Custom segment revenue was down 8% from 2014, primarily due to lower server and embedded revenue and lower game console royalties, partially offset by our highest semi-custom SoC sales ever recorded.

Non-GAAP gross margin was 28% in 2015, down 7 percentage points from 2014, due primarily to lower unit volumes and product mix. To derive non-GAAP gross margin for 2015, we excluded the impact of a technology node transition charge and stock-based compensation.

Operating expenses in 2015 were $1.56 billion, compared to $1.99 billion in 2014 and non-GAAP operating expenses were $1.37 billion or 34% of revenue, compared to $1.58 billion in 2014, a reduction of 14% primarily due to lower headcount and marketing-related expenses.

•	Non-GAAP R&D was $911 million, 23% of revenue.

•	Non-GAAP SG&A was $458 million, 11% of revenue.
To derive non-GAAP operating expenses for 2015, we excluded the impact of restructuring and other special charges, net, stock-based compensation and amortization of acquired intangible assets.

Non-GAAP operating loss was $253 million.
To derive non-GAAP operating loss for 2015, we excluded the impact of restructuring and other special charges, net, stock-based compensation, a technology node transition charge and amortization of acquired intangible assets.

Non-GAAP net loss was $419 million.
To derive non-GAAP net loss for 2015, we excluded the impact of restructuring and other special charges, net, stock-based compensation, a technology node transition charge, a tax settlement in a foreign jurisdiction and amortization of acquired intangible assets.

Adjusted EBITDA was negative $89 million, a decrease from $505 million in 2014.
Q4 2015 Results

•	Revenue of $958 million, down 10% sequentially and 23% year-over-year.

•	Gross margin of 30%, up 7 percentage points sequentially.

AMD 2015 and Q4-15 CFO Commentary	Page 2	January 19, 2016

•	Operating loss of $49 million, compared to an operating loss of $158 million in Q3 2015 and non-GAAP operating loss of $39 million, compared to non-GAAP operating loss of $97 million in Q3 2015.

•
Net loss of $102 million, loss per share of $0.13, compared to a net loss of $197 million, loss per share of $0.25 in Q3 2015 and non-GAAP net loss of $79 million, loss per share of $0.10, compared to non-GAAP net loss of $136 million, loss per share of $0.17 in Q3 2015.

Q4 2015 Commentary
Revenue was $958 million, down 10% sequentially. Computing and Graphics segment revenue was up 11% from Q3 2015, primarily due to higher notebook processor sales. Enterprise, Embedded and Semi-Custom segment revenue was down 23% sequentially, primarily due to seasonally lower semi-custom SoC sales.

Non-GAAP gross margin was 30%, up 7 percentage points sequentially. Q3 2015 gross margin was negatively impacted by an inventory write-down of $65 million, or 6 percentage points. Excluding the Q3 2015 inventory write-down, non-GAAP gross margin improved 1 percentage point sequentially, primarily due to improved product mix in the Computing and Graphics segment. To derive non-GAAP gross margin, we exclude the impact of stock-based compensation.

Operating expenses were $332 million and non-GAAP operating expenses were $323 million or 34% of revenue, down $13 million from the prior quarter, primarily due to reduced headcount as a result of Q4 2015 restructuring actions.

•	Non- GAAP R&D was $220 million, 23% of revenue.

•	Non-GAAP SG&A was $103 million, 11% of revenue.
To derive non-GAAP operating expenses, we exclude the impact of restructuring and other special charges, net, and stock-based compensation.

Operating expenses:

	Q415	Q3-15	Q2-15	Q1-15	Q4-14	2015	2014
GAAP	$332M	$397M	$369M	$463M	$690M	$1,561M	$1,994M
Non-GAAP	$323M	$336M	$353M	$357M	$366M	$1,369M	$1,584M

Beginning in Q1 2015, AMD started excluding the impact of stock-based compensation from non-GAAP results. Prior periods have been adjusted accordingly.

Non-GAAP operating loss was $39 million.

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To derive non-GAAP operating loss, we exclude the impact of stock-based compensation and restructuring and other special charges, net.

Non-GAAP net loss was $79 million.
To derive non-GAAP net loss, we exclude the impact of stock-based compensation, a tax settlement in a foreign jurisdiction and restructuring and other special charges, net.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $34 million, compared to $42 million in the prior quarter.

Interest expense was $41 million, up $2 million from the prior quarter, due to $2 million related to a tax settlement in a foreign jurisdiction recognized as interest expense. This tax settlement impact is excluded from our non-GAAP results.

Net interest expense, other expense and taxes were $53 million in the quarter, on a GAAP basis, up from $39 million in the prior quarter primarily due to a $13 million tax settlement in a foreign jurisdiction. This tax settlement is excluded from our non-GAAP results.

Non-GAAP net loss per share was $0.10, calculated using 791 million shares.

Adjusted EBITDA improved to negative $5 million, from negative $55 million in the prior quarter.

Q4 2015 Segment Results
Computing and Graphics segment revenue was $470 million, up 11% sequentially, primarily due to higher notebook processor sales.

•	Client processor sales increased sequentially and chipset sales were flat sequentially.

•	Client average selling price (ASP) increased sequentially driven by a richer mix of notebook processor sales and decreased year-over-year due to a lower notebook processor ASP.

•	GPU ASP increased sequentially and year-over-year, primarily due to a higher channel ASP.

Computing and Graphics operating loss was $99 million, compared to an operating loss of $181 million in Q3 2015, primarily due to higher sales and the absence of a Q3 2015 inventory write-down.

AMD 2015 and Q4-15 CFO Commentary	Page 4	January 19, 2016

Enterprise, Embedded and Semi-Custom segment revenue was $488 million, down 23% compared to the prior quarter, primarily driven by seasonally lower sales of our semi-custom SoCs.

Enterprise, Embedded and Semi-Custom operating income was $59 million, down from operating income of $84 million in the prior quarter, primarily due to seasonally lower semi-custom product sales.

GLOBALFOUNDRIES Wafer Supply Agreement (WSA)
We have concluded our wafer reprofiling discussions related to the 2015 WSA amendment with GLOBALFOUNDRIES and will be moving approximately $60 million of wafer purchases from that amendment to later in 2016. To date, total wafer purchases under the 2015 WSA amendment are approximately $1 billion, including approximately $150 million of wafer purchases taken early in our fiscal first quarter 2016. We are currently negotiating the 2016 WSA amendment.

Balance Sheet

Cash and cash equivalents were $785 million at the end of Q4 2015, compared to $755 million at the end of the prior quarter, primarily due to improved operating cash flow.

Cash, cash equivalents and marketable securities at the end of:

Q4-15	Q3-15	Q2-15	Q1-15	Q4-14
$785M	$755M	$829M	$906M	$1,040M

Inventory was $678 million exiting the quarter, down from $761 million at the end of Q3 2015, primarily due to lower levels of inventory for our semi-custom products.

Payable to GLOBALFOUNDRIES line item on the Balance Sheet of $245 million includes amounts due to GLOBALFOUNDRIES for wafer purchases.

Total debt at the end of the quarter was $2.26 billion, flat from the end of the prior quarter. As of the end of the quarter, the total borrowing against our secured revolving line of credit was $230 million, unchanged from the prior quarter.

Total Debt

AMD 2015 and Q4-15 CFO Commentary	Page 5	January 19, 2016

(Millions)	Q4-15	Q3-15
6.75% Senior Notes due 2019	$600	$600
6.75% Senior Notes due 2019—Interest Rate Swap	7	5
7.75% Senior Notes due 2020	450	450
7.50% Senior Notes due 2022	475	475
7.00% Senior Notes due 2024	500	500
Borrowings from secured revolving line of credit, net	230	230
Total Debt	$2,262	$2,260

Non-GAAP free cash flow was $21 million, with net cash provided by operating activities of $53 million and capital expenditures of $32 million. Capital expenditures increased $7 million from Q3 2015, and free cash flow improved by $105 million from Q3 2015.

ATMP Manufacturing Facilities Joint Venture
We continue to work toward closure of our JV with Nantong Fujitsu Microelectronics. We expect to close this transaction in the first half of 2016, pending regulatory and other approvals. We expect to receive approximately $320 million, net of taxes and other expenses upon closing.
Outlook
The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 26, 2015.

For Q1 2016, based on a 13 week quarter, we expect:

•	Revenue to decrease 14% sequentially, +/- 3%, driven by game console seasonality and a cautious macro environment in China.

•	Gross margin to be approximately 32%.

•	Non-GAAP operating expenses to be approximately $320 million.

•	Interest expense, taxes and other to be approximately $42 million.
Cash and cash equivalents balances down approximately $100 million from the end of the fourth quarter, including approximately $70 million of cash interest payments. This does not include any cash proceeds related to the joint venture with Nantong Fujitsu Microelectronics.

•	Inventory to be flat from Q4 2015 levels.

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Our fiscal year 2016 is based on 53 weeks and we will take the extra week in our fiscal fourth quarter.

For the full year 2016, we expect:

•	Revenue to grow year-over-year.

•	Non-GAAP operating expenses to be approximately between $320 million and $340 million per quarter, as we continue to invest in leadership products and in line with expected revenue profile.

•	Taxes of approximately $3 million per quarter.

•	Interest expense, taxes and other to be approximately $45 million per quarter, with the exception of Q1 2016, which is expected to be $42 million.

•	Cash and cash equivalents balances to be in the optimal zone of $600 million to $1 billion.

•	Capital expenditures of approximately $70 million.

•	Inventory to be down year-over-year.

•	To return to non-GAAP operating profitability in 2H 2016.

•	To generate positive free cash flow from operations in 2016.

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For more information, contact:
Investor Contact:
Liz Morali
408-749-5467
liz.morali@amd.com
Media Contact:
Drew Prairie
512-602-4425
drew.prairie@amd.com

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Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP research and development and marketing, general and administrative expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

AMD 2015 and Q4-15 CFO Commentary	Page 7	January 19, 2016

The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, stock-based compensation expense and restructuring and other special charges, net. In addition, the Company also excluded the following adjustments for the indicated periods: for 2015, the Company excluded a technology node transition charge and amortization of acquired intangible assets; for the fourth quarter of 2014 and for 2014, the Company excluded an adjustment for a goodwill impairment charge, lower of cost or market inventory adjustment and amortization of acquired intangible assets. In addition, for 2014, the Company also excluded workforce rebalancing severance charges. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.
The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities less capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is important to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance. To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP research and development and marketing, general and administrative expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

AMD 2015 and Q4-15 CFO Commentary	Page 8	January 19, 2016

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q4-15	Q3-15	Q4-14	2015	2014
GAAP Gross Margin	$283	$239	$360	$1,080	$1,839
GAAP Gross Margin %	30%	23%	29%	27%	33%
Technology node transition charge	—	—	—	33	—
Stock-based compensation*	1	—	—	3	3
Lower of cost or market inventory adjustment	—	—	58	—	58
Non-GAAP Gross Margin	$284	$239	$418	$1,116	$1,900
Non-GAAP Gross Margin %	30%	23%	34%	28%	35%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q4-15	Q3-15	Q2-15	Q1-15	Q4-14	2015	2014
GAAP operating expenses	$332	$397	$369	$463	$690	$1,561	$1,994
Goodwill impairment	—	—	—	—	233	—	233
Restructuring and other special charges, net	(6)	48	—	87	71	129	71
Workforce rebalancing severance charges	—	—	—	—	—	—	14
Amortization of acquired intangible assets	—	—	—	3	4	3	14
Stock-based compensation*	15	13	16	16	16	60	78
Non-GAAP operating expenses	$323	$336	$353	$357	$366	$1,369	$1,584

Reconciliation of GAAP to Non-GAAP Research and Development (R&D) and Marketing, General and Administrative Expenses (SG&A)

(Millions)		Q4-15			Q3-15			Q4-14			2015			2014
	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total
GAAP R&D & SG&A	$229	$109	$338	$241	$108	$349	$238	$144	$382	$947	$482	$1,429	$1,072	$604	$1,676
Stock-based compensation*	9	6	15	7	6	13	10	6	16	36	24	60	44	34	78
Workforce rebalancing severance charges	—	—	—	—	—	—	—	—	—	—	—	—	9	5	14
Non-GAAP R&D & SG&A	$220	$103	$323	$234	$102	$336	$228	$138	$366	$911	$458	$1,369	$1,019	$565	$1,584
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income (Loss)

(Millions)	Q4-15	Q3-15	Q4-14	2015	2014
GAAP operating loss	$(49)	$(158)	$(330)	$(481)	$(155)
Goodwill impairment	—	—	233	—	233
Technology node transition charge	—	—	—	33	—
Lower of cost or market inventory adjustment	—	—	58	—	58
Restructuring and other special charges, net	(6)	48	71	129	71
Workforce rebalancing severance charges	—	—	—	—	14
Amortization of acquired intangible assets	—	—	4	3	14
Stock-based compensation*	16	13	16	63	81
Non-GAAP operating income (loss)	$(39)	$(97)	$52	$(253)	$316

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Reconciliation of GAAP Net Loss/Loss per share to Non-GAAP Net Income (Loss)/Earnings (Loss) per Share

(Millions except per share amounts)	Q4-15		Q3-15		Q4-14		2015		2014
GAAP net loss /loss per share	$(102)	$(0.13)	$(197)	$(0.25)	$(364)	$(0.47)	$(660)	$(0.84)	$(403)	$(0.53)
Goodwill impairment	—	—	—	—	233	0.30	—	—	233	0.30
Technology node transition charge	—	—	—	—	—	—	33	0.04	—	—
Lower of cost or market inventory adjustment	—	—	—	—	58	0.07	—	—	58	0.07
Restructuring and other special charges, net	(6)	(0.01)	48	0.06	71	0.09	129	0.16	71	0.09
Workforce rebalancing severance charges	—	—	—	—	—	—	—	—	14	0.02
Loss on debt redemption	—	—	—	—	—	—	—	—	64	0.08
Tax settlement in foreign jurisdiction	13	0.02	—	—	—	—	13	0.02	—	—
Amortization of acquired intangible assets	—	—	—	—	4	—	3	—	14	0.02
Stock-based compensation*	16	0.02	13	0.02	16	0.02	63	0.08	81	0.11
Non-GAAP net income (loss) / earnings (loss) per share	$(79)	$(0.10)	$(136)	$(0.17)	$18	$0.02	$(419)	$(0.54)	$132	$0.16

Reconciliation of GAAP Operating Loss to Adjusted EBITDA*

(Millions)	Q4-15	Q3-15	Q4-14	2015	2014
GAAP operating loss	$(49)	$(158)	$(330)	$(481)	$(155)
Goodwill impairment	—	—	233	—	233
Restructuring and other special charges, net	(6)	48	71	129	71
Workforce rebalancing severance charges	—	—	—	—	14
Lower of cost or market inventory adjustment	—	—	58	—	58
Technology node transition charge	—	—	—	33	—
Stock-based compensation expense	16	13	16	63	81
Amortization of acquired intangible assets	—	—	4	3	14
Depreciation and amortization	34	42	44	164	189
Adjusted EBITDA	$(5)	$(55)	$96	$(89)	$505

Non-GAAP Free Cash Flow Reconciliation

(Millions)	Q4-15	Q3-15	Q4-14	2015	2014
GAAP net cash provided by (used in) operating activities	$53	$(59)	$116	$(237)	$(98)
Purchases of property, plant and equipment	(32)	(25)	(22)	(96)	(95)
Non-GAAP free cash flow	$21	$(84)	$94	$(333)	$(193)

* Beginning Q1 2015, AMD started excluding the impact of stock-based compensation from non-GAAP results. Prior periods have been adjusted accordingly.

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Cautionary Statement

This commentary contains forward-looking statements concerning AMD; its financial outlook for the first quarter of 2016 and fiscal 2016, including revenue, gross margin, non-GAAP operating expenses, the total of interest expense, taxes and other expense, inventory, taxes and capital expenditures; its optimal cash, cash equivalents and marketable securities balances; the expected closing date for the proposed joint ventures between AMD and Nantong Fujitsu Microelectronics, Co., Ltd. and the expected cash proceeds AMD will receive at closing; AMD's ability to return to non-GAAP operating profitability in the second half of 2016; and AMD's ability to generate free cash flow in 2016, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” “anticipates,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. Investors are cautioned that the forward-looking statements in this commentary are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD's ability to compete effectively; AMD relies on GLOBALFOUNDRIES Inc. (GF) to manufacture most of its microprocessor and APU products and certain of its GPU and semi-custom products. If GF is not able to satisfy AMD's manufacturing requirements, its business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD's business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD's products could negatively impact its financial results; the success of AMD's business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; global economic uncertainty may adversely impact AMD's business and operating results; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD's notes and its secured revolving line of credit (Secured Revolving Line of Credit) impose restrictions on AMD that may adversely affect its ability to operate its business; the completion and impact of its restructuring plan announced in October 2015, its transformation initiatives and any future restructuring actions could adversely affect it; the markets in which AMD's products are sold are highly competitive; uncertainties involving the ordering and shipment of AMD's products could materially adversely affect it; AMD's receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; the demand for AMD's products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD's products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD's ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards and other computer platform components to support its business; if AMD loses Microsoft Corporations support for its products or other software vendors do not design and develop software to run on AMD's products, its ability to sell its products could be materially adversely affected; AMD may incur future impairments of goodwill; AMD's reliance on third-party distributors and AIB partners subjects it to certain risks; AMD's inability to continue to attract and retain qualified personnel may hinder its product development programs; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect, its business in the future; AMD's business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD's intellectual property or other confidential, sensitive information be costly to remediate and cause significant damage to its business and reputation; AMD's operating results are subject to quarterly and seasonal sales patterns; if essential equipment or materials are not available to manufacture its products, AMD could be materially adversely affected; if AMD's products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of its common stock; AMD's worldwide operations are subject to political, legal and

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economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD's products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD's inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD's business is subject to potential tax liabilities; a variety of environmental laws that AMD is subject to could result in additional costs and liabilities; and higher health care costs and labor costs could adversely affect AMD's business. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the quarter ended September 26, 2015.

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